Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Sieger Healthcare Acquisition Corp of the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Sieger Healthcare Acquisition Corp in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement.

Dated: November 12, 2021

/s/ Allan Bradley
Signature

Name: Allan Bradley